Exhibit 99.1
Superior Industries Announces Restructuring
Of Its Van Nuys Manufacturing Facility
Van Nuys Plant Will Continue to Manufacture Product
     VAN NUYS, CALIFORNIA – February 1, 2006 — Superior Industries International, Inc. (NYSE:SUP) announced today that it is restructuring its manufacturing facility in Van Nuys, California that will result in a lay off of approximately 375 employees, out of 635 manufacturing employees. Superior’s corporate offices and 125 corporate staff, which also are located at this facility, will not be affected by the downsizing.
     “Going forward, our Van Nuys facility will concentrate on specialty operations. By focusing on our strengths, we believe this facility will be profitable at lower volumes,” said President and Chief Executive Officer Steven Borick. “This is the latest step in our program to rationalize our production capacity to more effectively balance plant utilization and location against our customers’ changing requirements for pricing, wheel size, design, delivery, scheduling and volume.”
     The Company expects to incur severance and other costs related to the layoffs of approximately $1.5 million in 2006. Impairment charges, if any, which are required to be recorded as of December 31, 2005, associated with the downsizing of the Van Nuys facility have yet to be determined. At December 31, 2005, the book value of the manufacturing assets at the Van Nuys location was approximately $35 million.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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